UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
December 14, 2005
Date of Report (Date of earliest event reported)
ASSOCIATED MATERIALS INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-24956 (Commission File Number)	75-1872487 (IRS Employer Identification No.)
3773 State Road
Cuyahoga Falls, Ohio 44223
(Address of Principal Executive Offices)
(330) 929-1811
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
This Form 8-K/A is being filed to amend Item 5.02(c) of the Current Report on Form 8-K filed by Associated Materials Incorporated on December 1, 2005. This amendment describes the material terms of the employment agreement between Associated Materials Incorporated and Mr. Trevor Deighton as required by Item 5.02(c). The terms of the employment agreement had not yet been finalized at the time the Current Report on Form 8-K was filed on December 1, 2005.
Item 1.01 Entry into a Material Definitive Agreement
On December 14, 2005, Associated Materials Incorporated (“AMI” or the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Mr. Trevor Deighton, pursuant to which Mr. Deighton will serve as AMI’s Vice President – Chief Operating Officer. The material terms of the Employment Agreement between AMI and Mr. Deighton are summarized in Item 5.02(c) of this Current Report on Form 8-K/A, which summary is incorporated herein by reference. A copy of the Employment Agreement, dated as of November 28, 2005, by and between AMI and Mr. Deighton is attached as Exhibit 10.1 hereto.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(c) Mr. Deighton entered into the Employment Agreement with AMI effective as of November 28, 2005. Under the terms of the Employment Agreement, Mr. Deighton will serve as Vice President – Chief Operating Officer. The initial term of the Employment Agreement is two years. The terms of the Employment Agreement provide that on the first anniversary of the Commencement Date and each successive anniversary thereof, the term of the Employment Agreement will be automatically extended for one year unless AMI gives Mr. Deighton a notice not to extend the employment term. The Employment Agreement provides for an initial base salary of $400,000 per year, subject to increase, but not decrease, in the sole discretion of the compensation committee of AMI’s board of directors. Pursuant to the Employment Agreement, beginning with the 2006 calendar year, Mr. Deighton will be eligible to earn an annual incentive bonus of up to 100% of his base salary upon the achievement of a specified Growth Rate. With respect to calendar year 2005, Mr. Deighton shall receive an annual incentive bonus in the amount equal to $280,000. Further, with respect to calendar year 2006, Mr. Deighton’s minimum annual incentive bonus shall be $100,000. Mr. Deighton will also be eligible to earn a long-term incentive bonus of up to $15 million upon the occurrence of a Liquidity Event based upon the achievement of a specified Equity Value. Mr. Deighton’s entitlement to the annual incentive bonus and the long-term incentive bonus is to be determined by the compensation committee of AMI’s board of directors in its sole discretion in accordance with the terms and conditions of the Employment Agreement. The Employment Agreement also provides for participation in employee benefit plans made available to other executives of AMI.

The Employment Agreement provides that if Mr. Deighton’s employment is involuntarily terminated by the Company without Cause, he will be entitled to the following severance compensation: (1) severance equal to his base salary immediately prior to the date of termination of his employment for the longer period of twelve months or the remaining Employment Term, and (2) a pro rata portion of any annual incentive bonus payable for the year of termination. The Employment Agreement also provides that if Mr. Deighton’s employment is involuntarily terminated by the Company without Cause or if Mr. Deighton elects to resign upon the occurrence of certain specified events, in each case, within two years following a Change in Control, Mr. Deighton will be entitled to the following severance compensation and benefits: (1) two times Mr. Deighton’s base salary, (2) two times Mr. Deighton’s annual incentive pay (equal to the highest amount of incentive pay earned in any year during the preceding three years), (3) if the termination occurs after June 30 in any year, a prorated portion of his annual incentive pay for that calendar year, (4) for a period of 24 months, medical and dental insurance benefits consistent with the terms in effect for active employees of AMI during this period, subject to reduction to the extent comparable benefits are actually received by Mr. Deighton from another employer during this period, and (5) the cost of employee outplacement services equal to $30,000.
The Employment Agreement includes non-competition, non-solicitation, confidentiality and other restrictive covenants.
Capitalized terms used but not defined herein shall have the meaning provided for in the Employment Agreement.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit Number	Description of Document
10.1	Employment Agreement, dated as of November 28, 2005, by and between Associated Materials Incorporated and Trevor Deighton.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED MATERIALS INCORPORATED
DATE: December 16, 2005	By:	/s/ D. Keith LaVanway
D. Keith LaVanway
Vice President – Finance, Chief Financial Officer, Treasurer and Secretary